Exhibit 10.1

March 18, 2022

Brian White

San Jose, CA

Dear Brian,

I am pleased to offer you a position with Ambarella Corporation (the "Company") as Chief Financial Officer, reporting to myself. This is a salaried full-time position.  If you decide to join us, you will be paid semi-monthly $15,000.00 (an annual equivalent of $360,000) in accordance with the Company's normal payroll procedures.  As a Company employee, you are also eligible to receive certain employee benefits. You should note that the Company may modify salaries and benefits from time to time as it deems necessary.  This offer is contingent upon the successful completion of a background check.

You will be eligible to participate in the Company’s bonus plan with a bonus target of 75% of your base salary based on the plan guidelines. Bonus payments under such plan will be based upon the achievement of individual and Company objectives and may be prorated for the Company’s current fiscal year.  Any bonus amount paid pursuant to such plan or otherwise shall in no event be paid after the later of (i) 2½ months after the end of the Company’s fiscal year in which such bonus is earned or, (ii) March 15th following the calendar year in which any such bonus is earned.  You should note that the Company may modify its bonus plan from time to time as it deems necessary and no payments may be made under the bonus plan if required objectives are not achieved.

It will be recommended at the first meeting of the Board of Directors of Ambarella, Inc. (the “Board”), the parent company of the Company, following your start date that you be granted an award of Restricted Stock Units representing 80,000 Ordinary shares (the “RSU”). The recommended vesting schedule of the RSU shall be as follows: Twenty-five percent (25%) of the shares subject to the RSU shall vest on the one (1) year anniversary of the vesting commencement date (as set forth in your restricted stock unit agreement), and 1/16th of the shares shall vest quarterly thereafter on each March 15th, June 15th, September 15th, and December 15th (each a “Quarterly Vest Date”) over the next 3 years. The grant date of the RSU will be no later than the next Quarterly Vest Date that follows the meeting of the Board in which your RSU is awarded. The RSU shall be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and the related Restricted Stock Unit Award Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

                                                                                                                  Brian White

Further, you will also be eligible to participate in the Company’s annual executive equity program beginning with fiscal year 2024 (beginning February 1, 2023) and receive an award of RSUs and/or performance-based RSUs with an aggregate target value of $2,500,000, subject to the terms and conditions of the Plan and the related Restricted Stock Unit Agreement(s).

In addition, if you decide to join us, upon ratification of this employment offer by the Board, the Company will enter into a Change of Control and Severance Agreement (the “Severance Agreement”) with you that will provide you with certain benefits upon a termination of your employment under conditions described in the Severance Agreement.  Any severance and benefits payments will be subject to the terms and conditions of such Severance Agreement, including provisions intended to comply with the requirements of Section 409A of the Internal Revenue Code, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

The Company is excited about your joining and looks forward to a beneficial and productive relationship.  Nevertheless, you should be aware that your employment with the

Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.  We request that, in the event of resignation, you give the Company at least two weeks’ notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.  Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards.  Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct, which are included in the Company Handbook.

                                                                                                                  Brian White

As a condition of your employment, you are also required to sign and comply with an At‑Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information.  In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees.  Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company's offer, please e-sign and date this letter in the space provided via the applicant tracking system for Ambarella. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral.  This letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you.  This offer of employment will terminate if it is not accepted, signed and returned by March 25, 2022.

By e-signing this offer letter, you agree that (i) neither the Company nor any employee of the Company has directly solicited, encouraged or taken any other action which was intended to induce or encourage you to leave your current employer, (ii) you initiated contact with the Company regarding employment, (iii) you affirmatively agree to accept this offer using an electronic signature.

We look forward to your favorable reply and to a productive and exciting work relationship at Ambarella Corporation.

Sincerely,

/s/ Feng-Ming Wang

Chief Executive Officer

Agreed to and accepted:

/s/ Brian White

Name:  Brian White

Date:    3-18-22

Expected start date on or before: __, 2022